UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2005

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 Entry Into A Material Definitive Agreement

As previously reported, the Registrant entered into a Strategic Alliance Agreement, dated June 15, 2005 (the “Agreement”), with Guangdong Pukonyi Culture Development Limited, a limited liability company organized and existing under the laws of the Peoples’ Republic of China (“Pukonyi”), and Messrs. Chen and Chow, residents of the Peoples’ Republic of China and the sole shareholders of Pukonyi. Since the date of the Agreement, Pukonyi has changed it name to HuaGuang Digimedia Culture Development Limited (“HuaGuang”).

The Agreement provides, among other things, that the Registrant is the exclusive service provider to HuaGuang, and also has a significant influence in HuaGuang’s business development and operations. For example, the Registrant has the right to appoint a majority of HuaGuang’s Board of Directors and receives approximately 90% of HuaGuang’s gross profits, in return for its agreement to issue US$183,000 worth of its restricted common stock in the aggregate to the two sole shareholders of HuaGuang and to provide HuaGuang with financial support and guarantees in an amount not to exceed US$1,200,000 during the term of the Agreement.

As previously reported, HuaGuang is a company that is engaged in the businesses of creating television programming for sale and selling commercial advertising for customers located throughout mainland China. It has registered capital of approximately US$61,000.

On June 29, 2005, the Registrant reported that it had reached an agreement through Huaguang to invest approximately US$566,000 in a television production sponsored by Guangdong Runshi Movie & Music Production Co., Ltd., a limited liability company organized and existing under the laws of the Peoples’ Republic of China. The television production is called “Xiguan Affairs”. The production has a total of 36 episodes and is scheduled for a television debut in the second half of 2005. Distribution agreements have been reached with more than half of the provincial television stations, with an estimated reach of at least half of China’s television viewers.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: July 5, 2005	By:	/s/ Ng Chi Shing
Ng Chi Shing President

3